CERTIFICATE OF THE ASSISTANT SECRETARY OF PROSHARES TRUST
       CERTIFYING RESOLUTIONS APPROVING JOINT FIDELITY
             BOND AND JOINT INSURANCE AGREEMENT


THE UNDERSIGNED, the duly appointed Assistant Secretary of ProShares Trust, a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), does hereby certify that the resolutions set forth below were approved by the Board of Trustees of ProShares Trust, ProFunds and Access One
Trust (the "Trusts"), including a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act, on March 24, 2011, at a special joint meeting of the Board (the "Meeting"):

RESOLVED, that the joint fidelity bond (the "Fidelity Bond") issued by Chubb Company covering the Trusts, and their respective Funds, and having an aggregate limit of $5,600,000, be, and it hereby is, approved for the annual period of March 31, 2011 through March 31, 2012; and

FURTHER RESOLVED, that the officers of each Trust be, and each hereby is, authorized, empowered and directed to increase the amount of the Fidelity Bond at any time and from time to time as they may deem necessary or appropriate to comply with Rule 17g-1 under the 1940 Act, such determination to be conclusively evidenced by such acts; and

FURTHER RESOLVED, that the officers of each Trust are authorized to pay the portion of the premium allocated to each Trust and payable with respect to such bond in accordance with the recommendation presented to this
 Meeting; and

FURTHER RESOLVED, that the form and amount of the Fidelity Bond coverage and the payment of the premium to be paid by each Trust thereunder is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint insured bond, and the amount of the premium of such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each Trust is less than the premium each Trust would have had to pay if it had provided and maintained a single insured bond; and

FURTHER RESOLVED, that the Assistant Secretary of each Trust is hereby authorized to make all necessary filings and to give the notices with respect to such Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the form and content of the Joint Insured
Bond Agreement ("Agreement") presented at this Meeting be and hereby are approved; and

FURTHER RESOLVED, that the officers of each Trust be and hereby are authorized and directed to execute and deliver on behalf of each Trust the Agreement, in the form presented at the Meeting, with such modifications as the officers may deem necessary or appropriate to fully comply with the provisions of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 14th day of July, 2011.



			/s/ Charles J. Daly
			---------------------------------
			Charles J. Daly
			Assistant Secretary, ProShares Trust